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                   BECTON, DICKINSON AND COMPANY                   Exhibit 11
                       COMPUTATION OF EARNINGS PER SHARE
               (All amounts in thousands, except per share data)

                                                        Six Months Ended
                                                            March 31,
                                                     -----------------------

                                                         1997         1996
                                                     ------------------------
             PRIMARY EARNINGS PER SHARE
             --------------------------

            Net Income                                 $140,779     $119,312
            Less preferred stock dividends               (1,699)      (1,759)
                                                       --------     --------

            Net income applicable to common stock      $139,080     $117,553
                                                       ========     ========

         Shares:

            Average shares outstanding                  122,921      128,388
            Add dilutive stock equivalents from stock
            plans                                         6,469        6,146
                                                       --------     --------
            Weighted average number of common and
            common equivalent shares outstanding
            during the year                             129,390      134,534
                                                       --------     --------


         Earnings per share                               $1.07        $0.87
                                                       ========     ========

               FULLY DILUTED EARNINGS PER SHARE
               --------------------------------

            Net income applicable to common stock      $139,080     $117,553
            Add preferred stock dividends
                using the "if converted" method           1,699        1,759
            Less additional ESOP contribution, using
                the "if converted" method                  (786)        (651)
                                                       --------     --------

            Net income for fully diluted earnings per
            share                                      $139,993     $118,661
                                                       ========     ========


         Shares:

            Average shares outstanding                  122,921      128,388
            Add:
            Dilutive stock equivalents from stock
                plans                                     6,469        6,592
            Shares issuable upon conversion
                of preferred stock                        2,818        2,922
                                                       --------     --------
            Weighted average number of common shares
                used in calculating fully diluted
                earnings per share                      132,208      137,902
                                                       ========     ========

         Fully diluted earnings per share                 $1.06        $0.86
                                                       ========     ========